FOR IMMEDIATE RELEASE

Caribou Coffee Company, Inc. 3900 Lakebreeze Avenue North Minneapolis, MN 55429 (763) 592-2200

Investor Relations Contact:	Media Contact:
Integrated Corporate Relations	Jami Smith
Kathleen Heaney (203) 803-3585	(763) 592-2214
ir@cariboucoffee.com
Caribou Coffee Company, Inc. Provides 2005 Highlights:
Preliminary Net Sales Increased Approximately 24% — Record Level of Net Sales
86 Company-Owned Coffeehouses Opened
Full Year 2005 Comparable Coffeehouse Sales Increased 6%
Minneapolis, Minnesota, January 11, 2006. Caribou Coffee Company, Inc. (Nasdaq:CBOU), the second largest company-owned gourmet coffeehouse operator in terms of coffeehouses, today announced that preliminary full-year 2005 net sales increased approximately 24%, setting a record level of net sales for the Company.
Comparable coffeehouse sales increased 2% for the thirteen weeks ended January 1, 2006 compared with the same thirteen weeks in the prior year. For the full-year, comparable coffeehouse sales were up 6% compared to the same 52 weeks in the prior year. Licensed stores are not included in the comparable coffeehouse sales calculations. (Fiscal year 2004 and the fourth quarter of 2004 were comprised of 53 and 14 weeks, respectively, whereas fiscal year 2005 and the fourth quarter of 2005 were comprised of 52 and 13 weeks, respectively.)
The company noted that the comparable coffeehouse sales growth was driven by new product offerings such as ‘Bou Gourmet and increased beverage sales.
During fiscal year 2005 Caribou Coffee opened 86 Company operated coffeehouses in the United States, and 7 licensed coffeehouses, which includes 2 international coffeehouse locations.
Other News
In other news, Caribou Coffee today announced the company has entered into two long-term licensing agreements.

Kemps. This licensing agreement enables Kemps to use Caribou Coffee marks and coffee in producing various gourmet coffee flavored ice cream products. The products will be sold at retail grocery stores.
General Mills. Under a license agreement, General Mills will use the Caribou Coffee marks and coffee in the production of various gourmet coffee flavored products.
Selected Operating Data

	14 Weeks	13 Weeks	53 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	1/2/2005	1/1/2006	1/2/2005	1/1/2006
Comparable Coffeehouse Sales (Company Owned)*	7%	2%	8%	6%

COFFEEHOUSE COUNT
Company Owned:
Coffeehouses Open at Beginning of Period	280	344	251	304
Coffeehouses Opened in Period	26	44	57	86
Coffeehouses Closed in Period	2	2	4	4
Coffeehouses at Period End:
Total Company Owned	304	386	304	386
Licensed	2	9	2	9
TOTAL COFFEEHOUSES	306	395	306	395

*  Comparable coffeehouse sales for the 13 and 52 weeks ended January 1, 2006 compares sales for the 13 and 52 weeks ended January 1, 2006, to the same 13 and 52 weeks in the prior fiscal year. Fiscal year 2004 and the fourth quarter of 2004 were comprised of 53 and 14 weeks, respectively, whereas fiscal year 2005 and the fourth quarter of 2005 were comprised of 52 and 13 weeks, respectively.
The company expects to release complete fourth quarter and full year 2005 financial results after the market closes on February 15, 2006.
Introducing 2006 Annual Financial Guidance
For the current year, Caribou Coffee expects comparable coffeehouse sales to be in the range of 3 to 7%. Comparable coffeehouse sales are expected to be at the lower end of this range in the first half of the year as the company is up against strong comparable coffeehouse sales from the same period last year. New company owned coffeehouse openings in 2006 are projected to be between 90 and 100 in addition to 15 to 20 licensed coffeehouses. The majority of the coffeehouses are expected to open in existing markets, and the company also plans to enter the Kansas City market. Net loss for the full fiscal year is estimated to be in the range of ($2.0) million to ($3.8) million. Interest income, interest expense, taxes, depreciation and amortization for the full fiscal year are estimated to be $24.0 million. Adjusted EBITDA for the full year is estimated to be in the range of $20 million to $ 22 million. Earnings per share for 2006 are estimated at ($0.10) to ($0.20). (Note that adjusted EBITDA and EPS projections do not include the impact of stock option expenses as per FAS 123R.)

About the Company
Caribou Coffee, founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest company-owned gourmet coffeehouse operator in the United States based on the number of coffeehouses. As of January 1, 2006, Caribou Coffee had 395 coffeehouses, including 9 licensed locations. Caribou Coffee’s coffeehouses are located in 15 states and the District of Columbia and 2 international markets. Caribou Coffee offers its customers high-quality gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. In addition, Caribou Coffee sells products to grocery stores and mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. Caribou Coffee focuses on creating a unique experience for customers through a combination of high-quality products, a comfortable and welcoming coffeehouse environment and customer service.
Forward–Looking Statements
Certain statements in this release made by or on behalf of Caribou Coffee are “forward-looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management’s current expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. These forward-looking statements are subject to a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: fluctuations in quarterly and annual results, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Caribou Coffee brand and other factors disclosed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.
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